EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hyster-Yale Materials Handling, Inc. Non-Employee Directors’ Equity Compensation Plan of Hyster-Yale Materials Handling, Inc. for the registration of 100,000 shares of Class A common stock of our report dated June 28, 2012, with respect to the consolidated financial statements and schedule of Hyster-Yale Materials Handling, Inc. for the year ended December 31, 2011, included in its Amendment No. 5 to the Registration Statement (Form S-1), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

November 1, 2012